CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated December 21, 2006, Except for Note 14 which is dated April 16, 2007 relating to the financial statements of Solar Enertech Corporation as of and for the year ended December 31, 2006.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
April 23, 2007